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                                                                    EXHIBIT 99.1

NEWS RELEASE

Contact: Douglas R. Sharps
         Chief Financial Officer
         502/454-1365
           http://www.hcrec.com

                       SOUTH CAROLINA LITIGATION DISMISSED

Louisville, Kentucky, July 16, 2001--Healthcare Recoveries, Inc. [Nasdaq: HCRI] announced today that a South Carolina state trial court has entered an order dismissing all claims against the Company and its client in an action brought by the plaintiff Estalita Martin. The Martin litigation, which was filed in December 1999 and which sought class certification, claimed that HCRI and its client violated a variety of laws related to the collection of subrogated healthcare payments.

In dismissing the case, the court determined that the plaintiff had failed to identify any wrong on the part of HCRI or its client. The trial court also denied the plaintiff's motion for rehearing. The plaintiff has 30 days' from receipt of notice of that denial to file an appeal of this order.

Commenting on the court order, Patrick B. McGinnis, HCRI's Chairman and Chief Executive Officer, said, "Having long maintained, in this litigation and in similar cases, that our business practices are lawful and proper, we feel vindicated by the court's ruling. HCRI works hard to get the recovery process right, and we are gratified that this decision acknowledges our success in doing so."

The Company noted that the dismissal of the Martin case represents one more instance in which HCRI or one of its clients has successfully resolved business practices litigation related to the Company's subrogation recovery activities. The Company said that since it began doing business in 1988, it and its clients have resolved eight such cases, seven of which concluded favorably from the Company's and clients' viewpoint. The eighth case was the proposed settlement that was described in a news release on February 2, 2001, and which received final court approval last week.

HCRI is a leading provider of insurance related recovery services and software for private healthcare payors and property and casualty insurers.

This news release may contain statements that constitute "Forward-looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the intent, belief or current expectations of management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. For a discussion of the


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litigation currently pending against the Company and for other factors that could cause actual results to differ materially from those contemplated in this news release see the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and the Company's Safe Harbor Compliance Statement included as Exhibit 99.1 to its Annual Report on Form 10-K for the year ended December 31, 2000.